Base Salaries of Executive Officers of the Registrant                                             Exhibit 10.6

As of March 1, 2014, the following are the base salaries (on an annual basis) of the executive officers of Old Point Financial Corporation:

Robert F. Shuford, Sr. Chairman, President & Chief Executive Officer Old Point Financial Corporation	$300,000
Louis G. Morris Executive Vice President/OPNB Old Point Financial Corporation	$300,000
Robert F. Shuford, Jr. Senior Vice President/Operations Old Point Financial Corporation	$234,600
Joseph R. Witt Senior Vice President/Corporate Banking Old Point Financial Corporation	$231,540
Melissa L. Burroughs Senior Vice President/Lending & Business Development Old Point Financial Corporation	$182,995
Laurie D. Grabow Chief Financial Officer & Senior Vice President/Finance Old Point Financial Corporation	$190,000
Eugene M. Jordan, II Executive Vice President/Trust Old Point Financial Corporation	$173,000